Exhibit 99.1

Genie Energy Closes on Solar Generation Project Financing

NEWARK, NJ – November 19, 2024:  Genie Energy Ltd., (NYSE: GNE), a retail energy and renewable energy solutions provider, today announced that it has closed on a loan financing on a portfolio of operating solar generation assets.

The $7.4 million fixed rate term loan secured through National Cooperative Bank (NCB) provides project financing for a solar array portfolio rated for an aggregate 10MW. The arrays, which Genie purchased through its Sunlight Energy subsidiary during the past year, provide power to educational facilities in three Midwestern states through direct fixed-price solar power purchase agreements (PPAs).

Michael Stein, CEO of Genie Energy, commented, “I am very pleased to complete the financing of this portfolio. These assets have generated revenue and profitability in line with expectations since we acquired them. The financing provided by NCB increases the arrays’ return on equity and more broadly, represents a key element of our solar generation strategy within our Genie Renewables division. We expect to continue to utilize project financing to optimize our capital structure, maximize equity returns, increase capacity for new product development and enhance profitability for projects we develop or acquire going forward.”

At September 30, 2024, Genie Renewable’s development pipeline of 96 MW comprised two utility-scale projects under construction and an additional 17 projects in various stages of pre-construction development.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

About Genie Energy Ltd.:

Genie Energy Ltd., (NYSE: GNE) is a leading retail energy and renewable energy solutions provider. The Genie Retail Energy division (GRE) supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division’s (GREW) holdings include Genie Solar, a vertically-integrated provider of community and utility-scale solar energy solutions, and Diversegy, an energy procurement advisor. For more information, visit Genie.com.

Contact

Genie Energy Investor Relations

Bill Ulrey

P. (973) 738-3848

E-mail:invest@genie.com

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